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                                                                   EX-99.B(1)(e)

                    FLAG INVESTORS EMERGING GROWTH FUND, INC.

                                     FORM OF

                             ARTICLES SUPPLEMENTARY



         FLAG INVESTORS EMERGING GROWTH FUND, INC. (the "Corporation"), having its principal office in the City of Baltimore, certifies that:

                           FIRST: The Corporation's Board of Directors in
accordance with Section 2-105(c) of the Maryland General Corporation Law has adopted a resolution increasing the total number of shares of capital stock which the Corporation has the authority to issue to twenty million (20,000,000) shares of Common Stock, of the par value of 1 mil ($.001) per share and of the aggregate par value of twenty thousand dollars ($20,000), all of which shares are designated and classified as follows: eight million (8,000,000) shares are designated "Flag Investors Emerging Growth Fund Class A Shares," one million (1,000,000) shares are designated "Flag Investors Emerging Growth Fund Class B Shares," five million (5,000,000) shares are designated "Flag Investors Emerging Growth Fund Institutional Shares," five million (5,000,000) shares are designated "Alex. Brown Capital Advisory & Trust Emerging Growth Shares" and one million (1,000,000) shares remain undesignated.

                           SECOND: Immediately before the increase, the
Corporation was authorized to issue fifteen million (15,000,000) shares of Common Stock, of the par value of 1 mil ($.001) per share and of the aggregate par value of fifteen thousand dollars ($15,000), all of which shares were designated and classified as follows: eight million (8,000,000) shares were designated "Flag Investors Emerging Growth Fund Class A Shares," one million (1,000,000) shares were designated "Flag Investors Emerging Growth Fund Class B Shares," five million (5,000,000) shares were designated "Flag Investors Emerging Growth Fund Institutional Shares" and one million (1,000,000) shares remained undesignated.

                           THIRD: The Corporation is registered as an open-end
investment company under the Investment Company Act of 1940, as amended.

                  IN WITNESS WHEREOF, Flag Investors Emerging Growth Fund, Inc. has caused these Articles Supplementary to be executed by one of its Vice Presidents and its corporate seal to be affixed and attested by its Secretary on this 2nd day of October, 1996.



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 [CORPORATE SEAL]






                                    FLAG INVESTORS EMERGING GROWTH FUND, INC.


                                    By: ____________________________________
                                        Edward J. Veilleux
                                        Vice President


Attest:  __________________________
         Edward J. Stoken
         Secretary


                  The undersigned, Vice President of FLAG INVESTORS EMERGING GROWTH FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                    By: ____________________________________
                                        Edward J. Veilleux
                                        Vice President